Exhibit 99.1

News Release

Contact: Richard L. Greslick, Jr.
Secretary
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION HOLDS ANNUAL MEETING

Clearfield, Pennsylvania - April 21, 2015

Following the annual meetings of CNB Financial Corporation [Nasdaq:CCNE] and CNB Bank today, CNB Financial Corporation announced that its shareholders re-elected Class 3 directors Joseph B. Bower, Jr., Robert W. Montler, Joel E. Peterson and Richard B. Seager, , each for a three-year term expiring at the 2018 annual meeting.

The following Corporation directors retained their positions but were not standing for election this year: William F. Falger, Richard L. Greslick, Jr., Robert D. Hord, Dennis L. Merrey, Deborah Dick Pontzer, Jeffrey S. Powell, James B. Ryan, Nicholas N. Scott and Peter F. Smith.

In addition to the election of directors, shareholders ratified the appointment of CNB Financial Corporation’s independent auditors, Crowe Horwath LLP, for the year ending December 31, 2015 and approved on an advisory basis the Corporation’s compensation program for its named executive officers.

Chairman Dennis L. Merrey conducted the meeting and welcomed the shareholders present. Mr. Merrey introduced Mr. Joseph B. Bower, Jr., President & Chief Executive Officer of CNB Financial Corporation and CNB Bank, and Mr. Brian W. Wingard, Treasurer of CNB Financial Corporation and Chief Financial Officer of CNB Bank, to address the shareholders. Mr. Bower and Mr. Wingard provided an overview of the Corporation’s investor relations website and offered comments on Corporation’s 2014 financial performance.

The most significant events of 2014 were the Corporation’s record earnings of $23.1 million and the addition of nearly 10,000 new customers. CNB Bank celebrated the opening of a newly expanded office in downtown Clearfield, Pennsylvania, as well as an expansion into Blair County with the opening of a loan production office in Hollidaysburg, Pennsylvania. ERIEBANK, a division of CNB Bank, expanded into eastern Ohio with the opening of a loan production office in Ashtabula, Ohio and also began construction on their eighth full-service office, which was opened in early 2015. FCBank, a division of CNB Bank, opened a full-service office in Dublin, Ohio for a total of nine office locations. Holiday Financial Services Corporation, a subsidiary of CNB Financial Corporation, expanded into Clarion and Huntingdon for a total of thirteen offices in Pennsylvania.

The Corporation’s objectives for 2015 include a focus on commercial real estate lending, deposit gathering strategies, and effectively managing banking regulations. In addition, there are several events that are planned surrounding the Corporation’s 150th anniversary celebration throughout 2015.

Inquiries regarding Investor Relations of CNB Financial Corporation stock (CCNE) will be answered by phoning (814) 765-9621.

CNB Bank is the primary subsidiary of CNB Financial Corporation and has twenty-one community offices in Cambria, Clearfield, Centre, Elk, Indiana, Jefferson, and McKean counties and a loan production office in Hollidaysburg, Pennsylvania. ERIEBANK is a division of CNB Bank and currently operates eight full service offices in Erie, Harborcreek, Meadville and Warren, PA and a loan production office in Ashtabula, Ohio. FCBank is a division of CNB Bank and currently operates nine full service offices in Bucyrus, Cardington, Dublin, Fredericktown, Mt. Hope, Shiloh, Upper Arlington, and Worthington, Ohio. Holiday Financial Services Corporation is a subsidiary of CNB Financial Corporation and currently has offices in Bradford, Clarion, Clearfield, Dubois, Ebensburg, Erie, Hollidaysburg, Huntingdon, Indiana, Johnstown, Northern Cambria, Ridgway, and State College, PA.

CNB Bank’s website is www.bankcnb.com, ERIEBANK’s website is www.eriebank.net, FCBank’s website is www.fcbankohio.com and Holiday Financial Service Corporation’s website is www.holidayfinancialservices.com.